Exhibit 99.2
FOR IMMEDIATE RELEASE
Federal Signal Presents Strategic Plan to Deliver Consistent, Profitable Growth
Oak Brook, Ill., February 26, 2009 — Federal Signal Corporation (NYSE: FSS), a leader in advancing security and well-being, today announced a two-pronged strategy to deliver consistent, profitable growth:
•	Increasing margins on legacy businesses through reduced complexity and streamlined operations; and

•	Driving growth through the Company’s Public Safety Systems platform
“Over the last several months, I have undertaken an extensive review of each of Federal Signal’s businesses, product offerings and market opportunities, as well as the needs of our customers,” said William H. Osborne, president and chief executive officer. “We have already made substantial progress in transforming the Company. The changes made in 2008 have given Federal Signal a more focused business portfolio, a leaner capital structure and enhanced financial flexibility. Today, Federal Signal has leadership positions (#1 or #2) in most markets, strong brands, an increasing global presence and a strong installed base of customers.
“As we enter the next phase of Federal Signal’s growth and development, our strategy is to deliver consistent, profitable growth and shareholder value. We will do this by emphasizing two equally important elements. First, we will improve margins and extract efficiencies from our legacy ESG, SSG and Bronto businesses. Second, we will drive growth through our Public Safety Systems platform. We believe that execution of this two-pronged strategy will enable us to meet our long-term profitability and growth targets — consistent double digit margins across all of our businesses and long-term profit growth in excess of 10% per year. I am confident that we have the right plan to further enhance our operational efficiency and pursue higher return opportunities all with the goal of delivering value to our shareholders.”
2008: A Year of Change
2008 was a year of important change for Federal Signal. In 2008, Federal Signal’s Board of Directors and management team took a series of actions to position the Company for sustainable and profitable growth and enhance stockholder value.
The Company disposed of underperforming assets, including the cyclical and nonstrategic Tool business and the unprofitable E-ONE business, and liquidated its municipal leasing portfolio. In addition, the Company completed a sale leaseback for two of its manufacturing facilities and captured a large after-tax gain, benefiting from the utilization of capital loss carryforwards. The proceeds from these actions were used to enhance liquidity and strengthen the balance sheet. The Company reduced debt by approximately $150 million, or approximately 35% from December 31, 2007 to December 31, 2008. As of December 31, 2008, the Company’s net debt was approximately $245 million.

The Company also took steps to improve its cost structure. In November 2008, the Company announced a planned reduction of salaried personnel related costs. This built upon the procurement and SG&A saving initiatives that were also enacted throughout 2008.
Increasing Margins on Legacy Businesses
Federal Signal will undertake a number of initiatives to improve margins and extract efficiencies within the Company’s legacy businesses:
•	Environmental Solutions Group (ESG): The Company will streamline ESG’s product offering, reduce product design costs and consolidate excess capacity to improve ESG’s margins. In addition, the Company believes there are profitable growth opportunities through continuing Jetstream’s expansion and developing an international distributor base and pursuing emerging markets.

•	Safety and Security Systems Group (SSG): The Company will outsource non-core manufacturing, consolidate excess capacity and simplify SSG’s business structure. The Company has already consolidated several businesses under the Public Safety Systems group.

•	Bronto: Completion of Bronto’s capacity expansion in 2008 helped increase margins through greater in-sourcing. The Company will continue these margin improvement efforts by in-sourcing more products and will evaluate sourcing of fabricated parts from low-cost countries. Additionally, the Company sees long-term opportunities in the North American wind power market.
Driving Growth through Public Safety Systems Platform
Federal Signal’s goal is to become a global leader in the public safety systems market. In January 2009, the Company consolidated within its Public Safety Systems business its PIPS, Federal Warning Systems, Riverchase, Codespear and light bar businesses, which together represent over $200 million in annual sales.
The Company will leverage the competitive advantages of its technologies to deploy Public Safety Networks. Law enforcement and transportation management are fast becoming IT-based businesses. The Company’s Public Safety Network will consist of intelligent devices that can ultimately be used to manage traffic, enforce laws, identify threats and control access. The Company intends to use its market-leading PIPS automated license plate recognition (ALPR) technology as a growth platform to develop Public Safety Networks. The Company sees three primary catalysts for growth in Public Safety: increased customer acceptance of its technology, increased government funding and value-added services.
The Company also intends to develop a service delivery model over time. This will provide customers a full suite of product capabilities and lower upfront capital costs in exchange for recurring services revenue over the contract period. The Company expects a service delivery model to drive growth through faster market penetration due to lower acquisition costs, increased customer loyalty, and increased revenue per customer through additional applications and services.

CONFERENCE CALL AND SLIDE PRESENTATION
Federal Signal will host a conference call today, Thursday, February 26, at 10:00 a.m. Eastern Time to highlight results of the fourth quarter of 2008 and discuss the Company’s strategy. The call will last approximately one hour. The call may be accessed over the Internet through Federal Signal’s website at http://www.federalsignal.com. A replay accessible from the Company’s website will be available shortly after the call.
About Federal Signal
Federal Signal Corporation (NYSE: FSS) enhances the safety, security and well-being of communities and workplaces around the world. Founded in 1901, Federal Signal is a leading global designer and manufacturer of products and total solutions that serve municipal, governmental, industrial and institutional customers. Headquartered in Oak Brook, Ill., with manufacturing facilities worldwide, the Company operates three groups: Safety and Security Systems, Environmental Solutions and Fire Rescue. For more information on Federal Signal, visit: http://www.federalsignal.com.
This release contains unaudited financial information and various forward-looking statements as of the date hereof and we undertake no obligation to update these forward-looking statements regardless of new developments or otherwise. Statements in this release that are not historical are forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include but are not limited to: economic conditions in various regions, product and price competition, supplier and raw material prices, foreign currency exchange rate changes, interest rate changes, increased legal expenses and litigation results, legal and regulatory developments and other risks and uncertainties described in filings with the Securities and Exchange Commission.
INVESTOR CONTACT: William Barker, +1.630.954.2000, wbarker@federalsignal.com
# # # # #